CUSIP No. M97628107

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

(Amendment No.1)*

WalkMe Ltd.

(Name of Issuer)

Ordinary Shares, no par value

(Title of Class of Securities)

M97628107

(CUSIP Number)

September 30, 2024

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. M97628107

1.	NAMES OF REPORTING PERSONS Mangrove III Investments S.a.r.l.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. M97628107

1.	NAMES OF REPORTING PERSONS Mangrove V Investments S.a.r.l.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. M97628107

1.	NAMES OF REPORTING PERSONS Mangrove III S.C.A. SICAR (in liquidation)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. M97628107

1.	NAMES OF REPORTING PERSONS Mangrove V (SCA), RAIF
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. M97628107

1.	NAMES OF REPORTING PERSONS Mangrove III Management S.A.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. M97628107

1.	NAMES OF REPORTING PERSONS Mangrove Capital Partners S.A.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. M97628107

AMENDMENT NO. 1 TO SCHEDULE 13G (FINAL AMENDMENT)

Reference is hereby made to the statement on Schedule 13G filed with the Securities and Exchange Commission by the Reporting Persons with respect to the Ordinary Shares of the Issuer on January 19, 2022 (the “Schedule 13G”). Terms defined in the Schedule 13G are used herein as so defined.

The following Items of the Schedule 13G are hereby amended and restated to read in their entirety as follows:

Item 4. Ownership

(a) through (c):

The information requested in these paragraphs is incorporated by reference to the cover pages to this Amendment No. 1 to Schedule 13G.

Item 5. Ownership of Five Percent or Less of the Class

If this statement is being filed to report the fact that the Reporting Persons have ceased to be the beneficial owners of more than five percent of the Ordinary Shares, check the following: ☒

CUSIP No. M97628107

SIGNATURE

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned hereby certify that the information set forth in this statement is true, complete and correct.

Dated: October 4, 2024

MANGROVE III INVESTMENTS S.À.R.L.

By:	/s/ Hans-Jürgen Schmitz
Name:	Hans-Jürgen Schmitz
Title:	Manager

By:	/s/ Mark Tluszcz
Name:	Mark Tluszcz
Title:	Manager

MANGROVE V INVESTMENTS S.À.R.L.

By:	/s/ Hans-Jürgen Schmitz
Name:	Hans-Jürgen Schmitz
Title:	Manager

By:	/s/ Mark Tluszcz
Name:	Mark Tluszcz
Title:	Manager

MANGROVE III S.C.A. SICAR (IN LIQUIDATION)
Represented by Mangrove III Management S.A.

By:	/s/ Hans-Jürgen Schmitz
Name: Hans-Jürgen Schmitz
Title: Director

By:	/s/ Michael Rabinowicz
Name:	Michael Rabinowicz
Title:	Director

MANGROVE V (SCA), RAIF
Represented by Mangrove Capital Partners S.A.

By:	/s/ Hans-Jürgen Schmitz
Name:	Hans-Jürgen Schmitz
Title:	Director

By:	/s/ Michael Rabinowicz
Name:	Michael Rabinowicz
Title:	Director

CUSIP No. M97628107

MANGROVE III MANAGEMENT S.A.

By:	/s/ Hans-Jürgen Schmitz
Name:	Hans-Jürgen Schmitz
Title:	Director

By:	/s/ Michael Rabinowicz
Name:	Michael Rabinowicz
Title:	Director

MANGROVE CAPITAL PARTNERS S.A.

By:	/s/ Hans-Jürgen Schmitz
Name:	Hans-Jürgen Schmitz
Title:	Director

By:	/s/ Michael Rabinowicz
Name:	Michael Rabinowicz
Title:	Director